CraftClick.com Announces Acquisition of Art2Artonline.com, a Leading Online
               Supplier of Premium Arts & Crafts

CraftClick.com's Fourth Craft Site Purchase Reflects Strategy of Rapidly Building Community User Base and Network Content Through Synergistic Acquisitions

PLAYA DEL REY -- February 14, 2000 -- CraftClick.com (OTC BB: CTCK) announced today the acquisition of Art2Art.com, an online art supply store which sells over 35,000 items and boasts a vast and loyal user base.

Based in Springfield, Missouri, Art2Art.com offers chat rooms, bulletin boards, monthly calendars, auctions, free e-cards, free projects, bargain items, and package tracking. The company is located on the Web at www.art2art.com and www.art2artonline.com.

Commenting on this most recent acquisition, Peter Yollin, Chief Executive Officer of CraftClick.com, stated, "Art2Art.com, through its vast selection of art supplies and craft items and reputation for customer service and rapid product delivery, has built an extremely large following in the Arts & Crafts world".

"With online customer acquisition costs soaring, Art2Art.com's customer base provides us with a very valuable asset. The addition of these new users to the CraftClick.com community will provide us with a highly-targeted audience of craft product customers, and benefit our entire CraftClick.com network as these new users participate in our discussion groups, create craft project "how-to" guides, and set up shop with our e-commerce enabled free homepages."


The acquisition of Art2Art.com follows CraftClick.com's recent acquisitions of Stitches to Go, Bella-Decor.com and CraftNetVillage.com. Stitches To Go (www.gostitch.com) caters to the worldwide Needlework community. Bella-Decor.com runs an online Arts and Crafts search engine named CraftsSearch.com, with an unparalleled reach throughout the online and off-line Arts and Crafts industry. CraftsSearch.com can be accessed on the Web at www.craftssearch.comor www.bella-decor.com. Milwaukee-based
CraftNetVillage.com (www.craftnetvillage.com) has built a loyal following of craftspeople worldwide seeking Arts and Crafts products, projects, information and advice. One of the first large-scale online Arts and Crafts destinations, CraftNetVillage.com has served to bring craftspeople and craft merchants together on the Internet for almost five years.

About CraftClick.com

CraftClick.com (www.craftclick.com), the ultimate online Arts & Crafts destination, offers amateur and professional craftspeople worldwide a wealth of Arts & Crafts related content, as well as robust e-commerce capabilities, including free commerce-enabled Web pages and free email. CraftClick.com's extensive project and information library contains more than 15,000 fun and creative projects, and its Superstore offers convenient one-stop shopping for several hundred thousand Arts & crafts supplies.

CraftClick.com is also positioning itself as the ultimate virtual exchange through its wholly-owned exchange portal, BuyIt.com (www.buyit.com).
BuyIt.com includes the BuyIt Auction, the BuyItMall, and an extensive online product network. The BuyIt Auction, a member of the FairMarket Network of auction sites, is an online person-to-person auction that is positioned to become the premier "auction of the communities," through co-branding, white labeling and the formation of other strategic alliances. The BuyItMall offers specialty retailers an opportunity to generate an e-commerce Web presence and benefit from the exposure of the BuyIt community. Recent additions to the BuyIt.com online network include BuyIt Kidz, with products and content supplied by eToys.com; BuyIt Health, with products and content supplied by PlanetRX.com; and BuyIt Travel, powered by Travelocity.

For more information, contact Sanjay Sabnani (310-399-4059/sanjay@vcat.com) at Venture Catalyst; or Sandy Seth (310-827-3500/ir@craftclick.com) at CraftClick.com.